Exhibit 99.1

GENIE ENERGY TO PAY QUARTERLY DIVIDEND OF $0.06 PER SHARE OF COMMON STOCK

NEWARK NJ – November 12, 2014: The Board of Directors of Genie Energy Ltd., (NYSE: GNE, GNEPRA) today initiated payment of a quarterly dividend to holders of its Class A and Class B common stock and declared a dividend of $0.06 per share for the third quarter of 2014. The dividend will be paid on or about December 2, 2014 to stockholders of record as of the close of business on November 24, 2014. The ex-dividend date will be November 20, 2014.

The distribution will be treated as a return of capital for income tax purposes.

Genie Energy’s Chairman and CEO, Howard Jonas, said, “We were pleased by the Company’s rapid recovery from the polar vortex. Given the resiliency of our retail business and balance sheet liquidity, we are in a strong position to return cash directly to our common stock holders.”

Genie Energy also pays a quarterly dividend of $0.1594 per share of its Series 2012-A Preferred Stock (NYSE: GNEPRA).

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS). IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States. GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources. GOGAS resource development projects include a conventional oil and gas exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com